Exhibit 99

Best Buy Reports Better-than-Expected First Quarter Results
GAAP Diluted EPS of $0.69
Non-GAAP Diluted EPS Increased 19% to $0.44
Domestic Segment Comparable Sales Essentially Flat

MINNEAPOLIS, May 24, 2016 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the first quarter ended April 30, 2016 (“Q1 FY17”), as compared to the first quarter ended May 2, 2015 (“Q1 FY16”). The company reported GAAP diluted earnings from continuing operations of $0.69, an increase from $0.10 in Q1 FY16. Non-GAAP diluted earnings per share from continuing operations were $0.44, an increase of 19% from $0.37 in Q1 FY16.

	Q1 FY17	Q1 FY16
Revenue ($ in millions)[1]
Enterprise	$8,443	$8,558
Domestic segment	$7,829	$7,890
International segment	$614	$668
Enterprise comparable sales % change	(0.1)%	0.6%
Domestic comparable sales % change	(0.1)%	0.6%
Domestic comparable online sales % change	23.9%	5.3%
International revenue % change	(8.1)%	(22.1)%
International revenue % change on a constant currency basis	(1.2)%	(12.1)%
Operating Income:
GAAP operating income as a % of revenue	4.4%	1.0%
Non-GAAP operating income as a % of revenue	2.9%	2.6%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.69	$0.10
Non-GAAP diluted EPS from continuing operations	$0.44	$0.37
For GAAP to Non-GAAP reconciliations, please refer to the attached supporting schedule titled "Reconciliation of non-GAAP Financial Measures".

“Our teams delivered a strong first quarter, with better-than-expected revenue, improved profitability and progress against our fiscal 2017 initiatives,” said Best Buy Chairman and CEO Hubert Joly. “We are reaffirming our previously provided full year financial outlook which includes approximately flat revenue and non-GAAP operating income, with non-GAAP EPS growth driven by share repurchases. Although we are reporting better-than-expected results today, we are not raising our full year outlook as the first quarter represents less than 15% of full year earnings and at this stage we have no new material information as it relates to product launches throughout the year.”

Joly continued, “In our Domestic business, we are reporting essentially flat comparable sales versus guidance of a 1% to 2% decline driven by strong year-over-year sales growth in health & wearables, home theater and appliances offset by continued softness in mobile phones and tablets. Contributing to these better-than-expected results was the strong performance in our online channel, which grew 24% in the quarter.”

Joly concluded, “As we look forward, we remain focused on our FY17 priorities. These priorities are (1) to build on our strong industry position and multi-channel capabilities to drive the existing business; (2) to drive cost reductions and efficiencies; and (3) to advance key initiatives to drive future growth and differentiation. We are investing to make it easy for customers to learn about and enjoy the latest technology as they pursue their passions and take care of what is important to them in their lives. With our combination of digital, store and in-home assets, we feel we have a great opportunity to address key customer pain points, build stronger ongoing relationships with our customers and unleash growth opportunities.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As Hubert said, we are reaffirming our previously provided full year financial outlook of approximately flat revenue and non-GAAP operating income, including lapping the significant periodic profit sharing benefits from our services plan portfolio that we earned in FY16. A key element to achieve this will be the delivery of our cost reduction and gross profit optimization initiatives. Based on current industry dynamics and how we see the various product cycles playing out, we are expecting slight declines in revenue in the first half followed by growth in the back half. As discussed in our last earnings release, we recognize this will be challenging without a strong mobile cycle and improvements in the NPD-reported categories overall.”

McCollam continued, “For Q2 FY17, our guidance is Enterprise revenue in the range of $8.35 billion to $8.45 billion and both Enterprise and Domestic comparable sales of approximately flat. We expect our Q2 non-GAAP diluted earnings per share to be in the range of $0.38 to $0.42, assuming a diluted weighted average share count of approximately 325 million and a non-GAAP effective income tax rate in the range of 36.0% to 36.5%.”

McCollam concluded, “In line with our original expectations, there are two factors impacting our year-over-year non-GAAP EPS guidance for the second quarter. First, we are expecting an approximate $0.03 net negative impact from the lapping of the periodic profit sharing benefit from our services plan portfolio that we received in the second quarter of last year. Second, we are expecting an approximate $0.06 negative impact from the carryover of last September’s services pricing investment. In addition, in digital imaging, we are now expecting an approximate $0.03 to $0.04 negative impact due to the April 2016 earthquake in Japan, which is impacting inventory availability in this high-margin category. Combined, these are putting $0.12 to $0.13 of pressure on Q2 FY17, which will be partially offset by an approximate $0.04 benefit from share repurchases.”

Domestic Segment First Quarter Results

Domestic Revenue
Domestic revenue of $7.8 billion decreased 0.8% versus last year. This decrease was primarily driven by the loss of revenue from 13 large format and 24 Best Buy Mobile store closures. Comparable sales were essentially flat against a backdrop where the NPD-reported categories were down 1.9%.2

From a merchandising perspective, comparable sales growth in health & wearables, home theater, major appliances and computing was offset by declines in mobile phones, tablets and gaming. As expected, television sales related to the shift of the Super Bowl into Q1 FY17 positively impacted the Domestic segment by approximately 70 basis points. The company also saw continued revenue declines in services due to investments in services pricing and the reduction of frequency of claims on extended warranties which has reduced repair revenue.

Domestic online revenue of $832 million increased 23.9% on a comparable basis primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 210 basis points to 10.6% versus 8.5% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 25.4% versus 23.9% last year. On a non-GAAP basis, gross profit rate was 23.0% versus 22.9% last year. Both the GAAP and non-GAAP gross profit rates increased 10 basis points primarily due to (1) a prior-year reserve on non-iconic phone inventory which did not recur this year; and (2) improved rates primarily driven by our more disciplined promotional strategy across product categories. These increases were partially offset by our investments in services pricing. The GAAP gross profit rate was also positively impacted by $183 million in CRT settlement proceeds.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.59 billion, or 20.3% of revenue, versus $1.58 billion, or 20.1% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.56 billion, or 19.9% of revenue, versus $1.56 billion, or 19.8% of revenue, last year. Non-GAAP SG&A was flat as investments in the business were offset by the flow-through of Renew Blue Phase 2 cost reductions. GAAP SG&A increased year over year due primarily to $22 million in legal fees and costs associated with the CRT settlement proceeds.

International Segment First Quarter Results

International Revenue
International revenue of $614 million declined 8.1%. This decline was primarily driven by (1) approximately 690 basis points of negative foreign currency impact; and (2) the loss of revenue associated with closed stores as part of the Canadian brand consolidation. On a constant currency basis, International revenue declined 1.2%.

International Gross Profit Rate
International gross profit rate was 25.9% versus 21.6% last year. On a non-GAAP basis, gross profit rate was 25.9% versus 22.8% last year. Both the GAAP and non-GAAP gross profit rates increased 310 basis points primarily driven by a higher year-over-year gross profit rate in Canada as the company (1) lapped the significant disruption and corresponding increased promotional activity related to the brand consolidation in Q1 FY16; and (2) received a higher periodic profit sharing payment in the services business. The GAAP gross profit rate increase was also impacted by the prior year impact of COGS restructuring charges.

International SG&A
International SG&A expenses were $157 million, or 25.6% of revenue, versus $182 million, or 27.2% of revenue, last year. On a non-GAAP basis, SG&A expenses were $156 million, or 25.4% of revenue, versus $179 million, or 26.8% of revenue, last year. This $23 million, or 140-basis point, decrease in GAAP and non-GAAP SG&A was primarily driven by the elimination of expenses associated with closed stores as part of the Canadian brand consolidation and the positive impact of foreign exchange rates. GAAP SG&A decreased an additional $2 million due primarily to lower Canadian brand consolidation charges.

Income Taxes
In Q1 FY17, the GAAP continuing operations effective income tax rate decreased 1,300 basis points to 37.3% versus 50.3% last year. On a non-GAAP basis, the continuing operations effective income tax rate increased 130 basis points to 37.7% versus 36.4% last year.

Q2 FY17 Financial Guidance
Best Buy is providing the following Q2 FY17 financial guidance:

•	Enterprise revenue in the range of $8.35 to $8.45 billion, a decline of (2.1%) to (0.9%)

•	International revenue decline of (5%) to (10%)

•	Enterprise and Domestic comparable sales of approximately flat

•	Non-GAAP effective income tax rate of approximately 36.0% to 36.5% versus 37.1% last year

•	Diluted weighted average share count of 325 million versus 354 million last year, resulting in a positive $0.04 year-over-year non-GAAP EPS impact

•	Non-GAAP diluted EPS of $0.38 to $0.42 versus $0.49 last year

Note: Enterprise comparable sales are currently equal to Domestic comparable sales due to the impacts of the Canadian brand consolidation.1 The company’s non-GAAP financial guidance does not reflect the potential impact of non-GAAP adjustments, which include (but, in future periods, may not be limited to) restructuring charges, CRT and LCD settlements, asset impairments, gains and losses on investments, other brand consolidation costs and the tax effect of such items. The company cannot reliably predict or estimate if and when these types of transactions or adjustments may occur or their impact to its financial statements.

Share Repurchases and Dividends
On February 25, 2016, the company announced the intent to repurchase $1 billion of its shares over a two-year period. In Q1 FY17, the company repurchased 3.2 million shares for a total of $97 million. The company’s cumulative share repurchases positively benefitted non-GAAP diluted EPS by $0.04 in Q1 FY17.

On April 07, 2016, the company paid a quarterly dividend of $0.28 per common share outstanding, or $90 million, and a special one-time dividend of $0.45 per common share outstanding, or $145 million.

Restructuring Charges
During Q1 FY17, the company made decisions to cease certain operations and restructure certain teams. As such, restructuring charges of $29 million were recorded primarily relating to asset impairments and severance. In Q1 FY16, restructuring charges of $186 million were recorded primarily in relation to the Canadian brand consolidation.

Reminder: Discontinuation of Holiday Sales Press Release in FY17
Beginning in January FY17, the company will no longer issue an interim Holiday press release due to the increasing significance of the month of January to the company’s overall fourth quarter financial results.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 24, 2016. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis. Additionally, the company is no longer reporting comparable sales excluding the impact of installment billing as the mix of installment billing plans is comparable on a year-over-year basis.

The term constant currency represents results adjusted to exclude foreign currency impacts. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchanges rates the company uses to convert the results of its International segment where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of revenue changes in constant currency provides useful supplementary information to investors in light of significant fluctuations in currency rates and ongoing inability to report comparable store sales for the International segment as a result of the Canadian brand consolidation.

(2) According to The NPD Group’s Weekly Retail Tracking Service as published May 9, 2016, revenue for the CE (Consumer Electronics) industry declined 1.9% during the 13 weeks ended April 30, 2016 compared to the 13 weeks ended May 2, 2015. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, appliances, services, gaming, Apple Watch, movies or music.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and changes in senior management, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 23, 2016. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman
(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended
	April 30, 2016	May 2, 2015
Revenue	$8,443	$8,558
Cost of goods sold	6,298	6,520
Restructuring charges - cost of goods sold	—	8
Gross profit	2,145	2,030
Gross profit %	25.4%	23.7%
Selling, general and administrative expenses	1,744	1,766
SG&A %	20.7%	20.6%
Restructuring charges	29	178
Operating income	372	86
Operating income %	4.4%	1.0%
Other income (expense):
Gain on sale of investments	2	2
Investment income and other	6	7
Interest expense	(20)	(20)
Earnings from continuing operations before income tax expense	360	75
Income tax expense	134	38
Effective tax rate	37.3%	50.3%
Net earnings from continuing operations	226	37
Gain from discontinued operations, net of tax	3	92
Net earnings attributable to Best Buy Co., Inc. shareholders	$229	$129

Basic earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.70	$0.11
Discontinued operations	0.01	0.26
Basic earnings per share	$0.71	$0.37

Diluted earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.69	$0.10
Discontinued operations	0.01	0.26
Diluted earnings per share	$0.70	$0.36

Dividends declared per common share	$0.73	$0.74

Weighted average common shares outstanding (in millions)
Basic	323.6	352.4
Diluted	326.7	357.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	April 30, 2016	May 2, 2015
ASSETS
Current assets
Cash and cash equivalents	$1,845	$2,173
Short-term investments	1,220	1,566
Receivables, net	1,097	995
Merchandise inventories	4,719	4,930
Other current assets	401	465
Total current assets	9,282	10,129
Property and equipment, net	2,332	2,244
Goodwill	425	425
Intangibles, net	18	18
Other assets	813	863
Noncurrent assets held for sale	31	33
TOTAL ASSETS	$12,901	$13,712

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,397	$4,584
Unredeemed gift card liabilities	379	385
Deferred revenue	349	304
Accrued compensation and related expenses	277	277
Accrued liabilities	791	743
Accrued income taxes	97	45
Current portion of long-term debt	44	383
Total current liabilities	6,334	6,721
Long-term liabilities	807	906
Long-term debt	1,334	1,217
Equity	4,426	4,868
TOTAL LIABILITIES & EQUITY	$12,901	$13,712

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended
	April 30, 2016	May 2, 2015
OPERATING ACTIVITIES
Net earnings	$229	$129
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	162	163
Restructuring charges	29	186
Gain on sale of business	—	(99)
Stock-based compensation	31	27
Deferred income taxes	8	(25)
Other, net	(12)	3
Changes in operating assets and liabilities:
Receivables	73	302
Merchandise inventories	365	261
Other assets	(30)	4
Accounts payable	(73)	(446)
Other liabilities	(211)	(309)
Income taxes	(88)	(206)
Total cash provided by (used in) operating activities	483	(10)

INVESTING ACTIVITIES
Additions to property and equipment	(136)	(124)
Purchases of investments	(591)	(547)
Sales of investments	683	440
Proceeds from sale of business, net of cash transferred upon sale	—	48
Change in restricted assets	(2)	(36)
Other, net	4	5
Total cash used in investing activities	(42)	(214)

FINANCING ACTIVITIES
Repurchase of common stock	(52)	—
Issuance of common stock	21	25
Dividends paid	(238)	(261)
Repayment of debt	(362)	(8)
Other, net	19	6
Total cash used in financing activities	(612)	(238)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	40	9
DECREASE IN CASH AND CASH EQUIVALENTS	(131)	(453)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	1,976	2,432
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	—	194
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,845	$2,173

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash repurchase of common stock related to completion of accelerated share repurchase	$45	$—
Total cash and non-cash repurchase of common stock	$97	$—

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended
	April 30, 2016	May 2, 2015
Revenue	$7,829	$7,890
Gross profit	$1,986	$1,886
SG&A	$1,587	$1,584
Operating income	$372	$304

Key Metrics
Comparable sales % change	(0.1)%	0.6%
Comparable online sales % change	23.9%	5.3%
Gross profit as a % of revenue	25.4%	23.9%
SG&A as a % of revenue	20.3%	20.1%
Operating income as a % of revenue	4.8%	3.9%

Non-GAAP Results
Gross profit	$1,803	$1,808
Gross profit as a % of revenue	23.0%	22.9%
SG&A	$1,561	$1,562
SG&A as a % of revenue	19.9%	19.8%
Operating income	$242	$246
Operating income as a % of revenue	3.1%	3.1%

International Segment Performance Summary	Three Months Ended
	April 30, 2016	May 2, 2015
Revenue	$614	$668
Gross profit	$159	$144
SG&A	$157	$182
Operating income (loss)	$—	$(218)

Key Metrics
Comparable sales % change[1]	N/A	N/A
Gross profit as a % of revenue	25.9%	21.6%
SG&A as a % of revenue	25.6%	27.2%
Operating income (loss) as a % of revenue	—%	(32.6)%

Non-GAAP Results
Gross profit	$159	$152
Gross profit as a % of revenue	25.9%	22.8%
SG&A	$156	$179
SG&A as a % of revenue	25.4%	26.8%
Operating income (loss)	$3	$(27)
Operating income (loss) as a % of revenue	0.5%	(4.0)%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Consumer Electronics	33%	31%	5.6%	7.6%
Computing and Mobile Phones	47%	47%	(3.5)%	(2.2)%
Entertainment	6%	7%	(11.6)%	(11.0)%
Appliances	9%	8%	14.3%	12.3%
Services	5%	5%	(10.7)%	(10.3)%
Other	—%	2%	n/a	n/a
Total	100%	100%	(0.1)%	0.6%

	Revenue Mix Summary
	Three Months Ended
International Segment[1]	April 30, 2016	May 2, 2015
Consumer Electronics	29%	30%
Computing and Mobile Phones	50%	49%
Entertainment	6%	8%
Appliances	5%	5%
Services	8%	7%
Other	2%	1%
Total	100%	100%

(1)
On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website. The Canadian brand consolidation has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, our internal management reporting also includes non-GAAP measures. On a consistent basis, non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, non-restructuring asset impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and our investors. The company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, effective tax rate, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP effective tax rate, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	April 30, 2016		May 2, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$1,986	25.4%	$1,886	23.9%
CRT settlements[1]	(183)	(2.3)%	(78)	(1.0)%
Non-GAAP gross profit	$1,803	23.0%	$1,808	22.9%

SG&A	$1,587	20.3%	$1,584	20.1%
CRT settlement legal fees and costs[1]	(22)	(0.3)%	(11)	(0.1)%
Non-restructuring asset impairments - SG&A	(4)	(0.1)%	(11)	(0.1)%
Non-GAAP SG&A	$1,561	19.9%	$1,562	19.8%

Operating income	$372	4.8%	$304	3.9%
Net CRT settlements[1]	(161)	(2.1)%	(67)	(0.8)%
Non-restructuring asset impairments - SG&A	4	0.1%	11	0.1%
Restructuring charges	27	0.3%	(2)	—%
Non-GAAP operating income	$242	3.1%	$246	3.1%

International - Continuing Operations
Gross profit	$159	25.9%	$144	21.6%
Restructuring charges - COGS	—	—%	8	1.2%
Non-GAAP gross profit	$159	25.9%	$152	22.8%

SG&A	$157	25.6%	$182	27.2%
Other Canadian brand consolidation charges - SG&A2	—	—%	(3)	(0.4)%
Non-restructuring asset impairments - SG&A	(1)	(0.2)%	—	—%
Non-GAAP SG&A	$156	25.4%	$179	26.8%

Operating income (loss)	$—	—%	$(218)	(32.6)%
Restructuring charges - COGS	—	—%	8	1.2%
Other Canadian brand consolidation charges - SG&A2	—	—%	3	0.4%
Non-restructuring asset impairments - SG&A	1	0.2%	—	—%
Restructuring charges	2	0.3%	180	26.9%
Non-GAAP operating income (loss)	$3	0.5%	$(27)	(4.0)%

	Three Months Ended		Three Months Ended
	April 30, 2016		May 2, 2015
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,145	25.4%	$2,030	23.7%
CRT settlements[1]	(183)	(2.2)%	(78)	(0.9)%
Restructuring charges - COGS	—	—%	8	0.1%
Non-GAAP gross profit	$1,962	23.2%	$1,960	22.9%

SG&A	$1,744	20.7%	$1,766	20.6%
CRT settlement legal fees and costs[1]	(22)	(0.3)%	(11)	(0.1)%
Other Canadian brand consolidation charges - SG&A2	—	—%	(3)	—%
Non-restructuring asset impairments - SG&A	(5)	(0.1)%	(11)	(0.1)%
Non-GAAP SG&A	$1,717	20.3%	$1,741	20.3%

Operating income	$372	4.4%	$86	1.0%
Net CRT settlements[1]	(161)	(1.9)%	(67)	(0.8)%
Restructuring charges - COGS	—	—%	8	0.1%
Other Canadian brand consolidation charges - SG&A2	—	—%	3	—%
Non-restructuring asset impairments - SG&A	5	0.1%	11	0.1%
Restructuring charges	29	0.3%	178	2.1%
Non-GAAP operating income	$245	2.9%	$219	2.6%

Income tax expense	$134		$38
Effective tax rate	37.3%		50.3%
Income tax impact of non-GAAP adjustments[3]	$(47)		$37
Non-GAAP Income tax expense	$87		$75
Non-GAAP Effective tax rate	37.7%		36.4%

Net earnings	$226		$37
Net CRT settlements[1]	(161)		(67)
Restructuring charges - COGS	—		8
Other Canadian brand consolidation charges - SG&A2	—		3
Non-restructuring asset impairments - SG&A	5		11
Restructuring charges	29		178
Gain on investments, net	(2)		(2)
Income tax impact of non-GAAP adjustments[3]	47		(37)
Non-GAAP net earnings	$144		$131

Diluted EPS	$0.69		$0.10
Per share impact of net CRT settlements[1]	(0.49)		(0.19)
Per share impact of restructuring charges - COGS	—		0.02
Per share impact of other Canadian brand consolidation charges - SG&A2	—		0.01
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.03
Per share impact of restructuring charges	0.09		0.50
Per share impact of gain on investments, net	(0.01)		—
Per share income tax impact of non-GAAP adjustments[3]	0.14		(0.10)
Non-GAAP diluted EPS	$0.44		$0.37

(1)
Represents cathode ray tube (CRT) litigation settlements reached, net of related legal fees and costs. Settlements relate to products purchased and sold in prior fiscal years. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, for additional information.

(2)
Represents charges related to the Canadian brand consolidation initiated in Q1 FY16, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(3)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the estimated annual effective tax rate in effect during the period of the related non-GAAP adjustment.

Return on Assets and Return on Invested Capital

The following table includes a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures) for the periods presented.

Calculation of Return on Assets ("ROA")
	April 30, 2016[1]	May 2, 2015[1]
Net earnings including noncontrolling interests	$997	$903
Total assets	13,790	14,771
ROA	7.2%	6.1%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")
	April 30, 2016[1]	May 2, 2015[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,661	$1,326
Operating income - discontinued operations	1	83
Total operating income	1,662	1,409
Add: Operating lease interest[2]	232	268
Add: Investment income	11	26
Less: Net earnings attributable to noncontrolling interest	—	(2)
Less: Income taxes[3]	(689)	(759)
NOPAT	$1,216	$942
Add: Restructuring charges and impairments[4]	(67)	187
Non-GAAP NOPAT	$1,149	$1,129

Average Invested Capital
Total assets	$13,790	$14,771
Less: Excess cash[5]	(2,903)	(3,093)
Add: Capitalized operating lease obligations[2]	3,869	4,463
Total liabilities	(9,271)	(10,029)
Exclude: Debt[6]	1,590	1,625
Less: Noncontrolling interests	—	(3)
Average invested capital	$7,075	$7,734

Non-GAAP ROIC	16.2%	14.6%

(1)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income driven by the capitalization of operating lease obligations using the multiple of five times annual rent expense and represents 30% of annual rental expense. Similarly, the capitalized operating lease obligations represent annual rental expense times the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company’s credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio. Historically, the company has used an add-back multiple of 50% and a capitalized lease multiple of eight times annual rent expense; however, due to changes in the average remaining lease life of the company’s operating leases, the company has lowered multiples. The prior period calculations have been updated to reflect the use of the changes.

(3)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries in which we do business.

(4)	Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.